Exhibit 99.1
Twitter Q3 2019 Shareholder Letter
San Francisco, CA
October 24, 2019
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year-over-year unless otherwise indicated. Also, please note that, as of Q2’19, we are no longer providing a slide deck as part of our quarterly disclosure package. All information previously provided in our slide deck is now provided in the Selected Company Metrics and Financials PDF posted on our IR site.
Highlights
•We grew average monetizable DAU (mDAU) 17% year-over-year, reaching 145 million in Q3, driven by ongoing product improvements. In Q3 we made a number of improvements including continuing to increase relevance in the Home timeline and notifications.
•Q3 revenue was $824 million, up 9% year-over-year, reflecting strength in September in the US, as well as a number of headwinds including revenue product issues and greater-than-expected advertising seasonality in July and August. Operating income of $44 million reflects lower-than-expected revenue and no significant changes to our ongoing investments.
•We continued to make progress on health. In Q3 we gave people more control over their conversations on Twitter with the launch of author-moderated replies in the US, Canada, and Japan, and we improved our ability to proactively identify and remove abusive content, with more than 50% of the Tweets removed for abusive content in Q3 taken down without a bystander or first-person report.
We grew average monetizable DAU (mDAU) 17% year-over-year, reaching 145 million in Q3, driven by ongoing product improvements. In Q3 we made a number of improvements including continuing to increase relevance in the Home timeline and notifications.
We are working to make it easier for people to find what they are looking for when they come to Twitter by organizing content around topics and events, and making it easier to follow and join conversations.
To that end, in Q3 we continued to improve our machine-learning models to provide more relevant content in people’s Home timelines and notifications. We also improved our onboarding flow with the ability to select a preferred language on sign-up, a feature that is currently live on Android in 13 countries and rolling out on iOS soon.
Even if people don’t know which accounts to follow, we want to make it easier to find the best content on Twitter. In Q3 we began experimenting with the ability to follow topics, which is just like following an account, except that instead of seeing Tweets from an account, people see Tweets about a topic. The feature is currently being tested on Android, iOS, and web across a variety of topics including sports, K-pop, and gaming, with plans to expand to more topics, including sports teams, celebrities, and television shows, soon.
We’re also making it easier for people to follow what’s happening with their specific interests on Twitter using lists they’ve created or to which they’ve subscribed. In Q3 we added the ability for people to pin up to five lists alongside their Home timeline on iOS. People can easily rearrange and swipe to access specific lists from their Home timelines, making it easy to jump between a set of timelines tailored to their interests. We plan to make it even easier for people to create and share lists about specific interests and find relevant lists from others.
We have also begun experimenting to make it easier to follow and join conversations, including a feature that highlights replies in conversations when the reply comes from the author, someone who’s @mentioned, or someone a person follows, making it easier for a reader to understand who’s contributing to the conversation.

Video continues to be a powerful medium on Twitter, enabling people and content owners to better share experiences, engage in events, and converse with broader audiences. In Q3 we announced a number of new live and on-demand video content partnerships that highlight our unique value proposition for content publishers, coupling compelling premium live video with real-time audience engagement. Announcements in Q3 include a partnership with NBC Olympics in the United States designed to amplify NBC Olympics’ vast coverage of the 2020 Tokyo Games by creating a daily original studio program live from Tokyo each morning, a daily poll that will allow fans on Twitter to choose one live look-in to NBC’s Primetime or Primetime Plus broadcasts each night, and short-form video highlights throughout each competition day.
Q3 revenue was $824 million, up 9% year-over-year, reflecting strength in September in the US, as well as a number of headwinds including revenue product issues and greater-than-expected advertising seasonality in July and August. Operating income of $44 million reflects lower-than-expected revenue and no significant changes to our ongoing investments.
Total revenue was $824* million in Q3, an increase of 9%. Total US revenue was $465 million, an increase of 10%. Total international revenue was $358 million, an increase of 7%. Japan remains our second largest market, contributing $129 million, or 16% of total revenue in Q3.
Total advertising revenue was $702 million, an increase of 8%. During the quarter, we encountered a number of unexpected headwinds in our ads business, which are discussed in greater detail below. Data licensing and other revenue totaled $121 million, an increase of 12%.
Operating income totaled $44 million, or 5% of total revenue, compared to $92 million, or 12% for the same period in 2018. We delivered net income of $37 million, net margin of 4%, and diluted EPS of $0.05.
We grew our headcount sequentially, ending the quarter with more than 4,600 employees. We continue to attract great people to our team who believe in our purpose, driving investments in our highest priority areas: health, conversation, revenue product and sales, and our platform.
We continued to make progress on health. In Q3 we gave people more control over their conversations on Twitter with the launch of author-moderated replies in the US, Canada, and Japan, and we improved our ability to proactively identify and remove abusive content, with more than 50% of the Tweets removed for abusive content in Q3 taken down without a bystander or first-person report.
One of our highest priorities is to improve the health of the public conversation on Twitter and transparency is an important part of making that happen. In October 2018 we published the first comprehensive archive of Tweets and media associated with known state-backed information operations on Twitter. Since its launch, thousands of researchers from across the globe have downloaded datasets, which contain more than 30 million Tweets and over 1 terabyte of media, using our archive to conduct their own investigations and to share their insights and independent analysis with the world.
In Q3 we added several important new datasets to our archive of state-backed information operations, including three datasets from the People’s Republic of China and one dataset each from Saudi Arabia, Ecuador, the United Arab Emirates, Egypt, and Spain. By making this data open and accessible, we seek to empower researchers, journalists, governments, and members of the public to deepen their understanding of critical issues impacting the integrity of public conversation online, particularly the integrity of elections-related conversations.
We also continued our work to proactively reduce abuse on Twitter, improving our machine-learning models in Q3 to detect potential policy violations and sending more flagged Tweets to agents for review. This has resulted in Twitter taking down more abusive content, doing so more proactively and faster than before. Of the Tweets taken down for abusive content in Q3, more than 50% of them were removed without a bystander or first-person report, up from 43% in Q2 and 38% in Q1.
We also gave people more control over their conversations in Q3 with the launch of author-moderated replies in the US, Canada, and Japan. Many people come to Twitter to engage in conversation, but sometimes end up discouraged by offensive, irrelevant, or distracting replies that can derail the conversation. Author-moderated replies gives authors the ability to “hide” replies in their conversation thread. These hidden replies can be found on a separate page, accessible to everyone through the caret menu of the original Tweet.
____________________________________
*Please note that the sum of US and international revenue and the sum of advertising and data licensing and other revenue does not add up to total revenue due to rounding.

Going forward, we will continue our work to proactively reduce abuse on Twitter, with the goal of reducing the burden on victims of abuse and, increasingly, taking action before abuse is reported. We will also continue to strengthen our login and sign-up processes to make it more challenging for bad actors to take advantage of accounts for abusive or malicious purposes, all in service of people feeling safe being a part of the conversation and finding credible information on our service.
Q3’19 FINANCIAL AND OPERATIONAL DETAIL
Revenue
Total revenue was $824 million in Q3, an increase of 9%. Performance was impacted by revenue product issues and greater-than-expected seasonality.
In Q3 we discovered, and took steps to remediate, bugs that primarily affected our legacy Mobile Application Promotion (MAP) product, impacting our ability to target ads and share data with measurement and ad partners. We also discovered that certain personalization and data settings were not operating as expected. We believe that, in aggregate, these issues reduced year-over-year revenue growth by 3 or more points in Q3.
We also experienced greater-than-expected seasonality in our advertising business that began in July and continued into August. We believe our core value propositions of launching something new and connecting with what’s happening on Twitter continue to resonate very strongly with advertisers, and that slower business over the summer was due to a relatively lighter slate of big events and launches in July and August compared to 2018. We were pleased that year-over-year ad revenue growth rebounded to double digits globally in September, with the most pronounced recovery in the US.
Total US revenue was $465 million, an increase of 10%. Total international revenue was $358 million, an increase of 7%. Japan remains our second largest market, contributing $129 million or 16% of total revenue. The 1% decline in Japanese revenue was due to a meaningful drop in MAP, related to bugs in our legacy product as described above, offset by strong growth in other ad formats. As a reminder, we grew Japanese revenue 44% year-over-year in Q3 2018. We expect Japanese revenue will benefit as we increase the stability, performance, and scale of MAP over time.
Total advertising revenue was $702 million, an increase of 8%. Key results:
•By region, US advertising revenue was $385 million, an increase of 11%, compared to growth of 32% in the year-ago period. As discussed above, we saw greater-than-expected seasonality particularly in our US brand business in July and August, followed by a recovery in September. International ad revenue totaled $318 million, an increase of 5%, reflecting a disproportionate impact from legacy MAP bugs along with greater-than-expected seasonality.
•By product, video ad formats continued to show strength, particularly our Video Website Card and In-Stream Video Ads.
•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue, while our self-serve channel continues to deliver growth off a smaller base.
Data licensing and other revenue totaled $121 million, an increase of 12%, driven by data enterprise solutions (DES), which continues to deliver strong results. MoPub was impacted by recent business decisions to offboard certain lower-quality inventory from the platform, but its quarterly revenue remains relatively steady and we continue to expect it to stay at similar absolute levels over the next several quarters.
Advertising Metrics
Total ad engagements increased 23%, resulting primarily from increased ad impressions driven by audience growth and improved clickthrough rates (CTR) across most ad formats. We believe that our ongoing work to improve our ads platform and deliver better targeting will help us continue to deliver increasingly relevant ads over time.
Cost per ad engagement (CPE) was down 12%, reflecting a mix shift from MAP to video ad formats (which have lower CPEs) and like-for-like price decreases across most ad formats. As a reminder, CPE is an output of our ads auction process, and will vary from one period to another based on geographic performance, auction dynamics, and the strength of demand for various ad formats and campaign objectives.

Expenses
Total costs and expenses grew 17% to $780 million, reflecting planned headcount growth and other investments in our strategic priorities:
•Cost of revenue grew 15% to $281 million, primarily driven by higher infrastructure-related expenses and revenue share expenses associated with increased video content.
•Research and development expenses grew 18% to $179 million, primarily due to higher personnel-related costs.
•Sales and marketing expenses grew 17% to $226 million, primarily due to higher personnel-related costs and allocated facilities and supporting overhead expenses.
•General and administrative expenses grew 20% to $94 million, primarily due to higher personnel-related costs and allocated facilities and supporting overhead expenses.
Total headcount at the end of Q3 was more than 4,600 employees, up 21%. We now expect full fiscal year-over-year headcount growth in 2019 to be slightly above 20%. Stock-based compensation (SBC) grew 8% to $99 million, and was approximately 12% of total revenue compared to 11% in the prior quarter.
Operating income was $44 million, or 5% of total revenue, compared to $92 million, or 12% for the same period in 2018. We came in just below our guidance of $45 million to $80 million this quarter due to lower-than-forecasted revenue and no significant changes to our ongoing investments.
Our GAAP tax provision in Q3 was $11 million with an effective tax rate of 24%. We expect our GAAP effective tax rate to be in the range of 22% to 32% in the near term, excluding one-time transactions, with some quarterly variability due mostly to changes in profit by jurisdiction and tax deductions for stock-based compensation. As a reminder, most of our cash taxes will be driven by the tax expense of our foreign subsidiaries. Since we currently have a significant amount of tax attributes in the US (such as net operating losses, R&D credits, and SBC deductions), we do not expect to pay substantial cash taxes in the US in the near term.
We delivered net income of $37 million, with net margin of 4% and diluted EPS of $0.05. In the same period last year, we reported net income of $789 million, net margin of 104%, and diluted EPS of $1.02. Also in the same period last year, excluding the release of deferred tax asset valuation allowances of $683 million, we generated adjusted net income of $106 million, adjusted net margin of 14%, and adjusted diluted EPS of $0.14.
Balance Sheet and Statement of Cash Flows
We ended the quarter with approximately $5.8 billion in cash, cash equivalents, and marketable securities. As planned, we retired approximately $935 million of convertible debt at maturity in September using cash on hand, having issued convertible notes in 2018 with net proceeds of approximately $1.1 billion to prefund this maturity.
Net cash provided by operating activities in the quarter was $336 million, a decrease from $444 million in the same period last year. Capital expenditures totaled $169 million, compared to $117 million in the same period last year.
Our adjusted free cash flow was $167 million, compared to $327 million in the same period in 2018.
Monetizable Daily Active Usage
Total average mDAU in Q3 was 145 million, up 17% year-over-year, driven by ongoing product improvements, organic growth and, to a lesser extent, marketing. This compares to 124 million in the same period of the previous year and 139 million in the previous quarter. We saw broad-based geographic strength with double digit year-over-year growth in each of our top 10 mDAU markets.
By region:
•Average US mDAU was 30 million, compared to 26 million in the same period of the previous year and compared to 29 million in the previous quarter.
•Average international mDAU was 115 million, compared to 98 million in the same period of the previous year and compared to 110 million in the previous quarter.

Looking Ahead
As we enter Q4’19, there are no changes to our investment priorities:
Health remains our top priority as we continue our work to help people find credible information and feel safe participating in the conversation on Twitter.
Conversation is Twitter’s superpower. Promoting more conversation on Twitter ensures we are the place where people all around the world go to see and talk about what’s happening. We believe making it easier to participate in conversations, organizing around interests and events, and making it easier for people to find what they are looking for when they come to the app will drive more people to enjoy Twitter every day.
Revenue product and sales support the growth of our customers around the world and their investment in our service. We will continue to invest in revenue product as we work to improve our ads platform and ad formats to help our ad partners launch new products and services and connect with what’s happening on Twitter. We will also grow our sales teams to better serve advertisers.
Platform investments will ensure Twitter has the appropriate infrastructure to host Twitter, ensure the security of our customers’ data, and build the technology our team leverages to support and improve our service.
Outlook
Our guidance for Q4, as in prior quarters, reflects the most likely range of outcomes based on our current visibility. We have considered the rebound in our advertising business in September, the strength of our bookings, and the organic events and product and service launches expected in Q4, along with the lingering headwinds we expect from the previously discussed revenue product issues we experienced in Q3. While we are taking steps to remediate these issues, we expect them to continue to weigh on the overall performance of our advertising business in the near term.

Specifically, we expect that, on a combined basis, moderated performance in MAP and the previously discussed issues in our personalization and data settings will likely result in 4 or more points of reduced year-over-year growth for total revenue in Q4, up from 3 or more points of impact in the third quarter. The increase reflects a full-quarter impact in Q4 vs. only a partial-quarter impact in Q3. These headwinds are incorporated in our outlook.

For Q4, we expect:
•Total revenue to be between $940 million and $1.01 billion
•Operating income to be between $130 million and $170 million
For FY 2019, we expect:
•Capital expenditures to be at or near the low end of our previous guidance range of $550 million to $600 million
•Stock-based compensation expense to be at or near the midpoint of our previous guidance range of $350 million to $400 million
Note that our outlook for Q4 2019 reflects foreign exchange rates as of October 2019.

Appendix

Third Quarter 2019 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, October 24, 2019, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the third quarter of 2019. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Fourth Quarter and Full Year 2019 Earnings Release Details
Twitter will release financial results for the fourth quarter and full year of 2019 on February 6, 2020, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)
Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users* (mDAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active user base. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies.
The numbers of active users presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the third quarter of 2019 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our active users, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple users for purposes of calculating our active users because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our active users may not accurately reflect the actual number of people or organizations using our platform.
In addition, our data regarding user geographic location for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when a user initially registered the account on Twitter. The IP address or phone number may not always accurately reflect a user’s actual location at the time such user engaged with our platform. For example, a mobile user may appear to be accessing Twitter from the location of the proxy server that the user connects to rather than from a user’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. Our measures of user growth and user engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

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*Please note that starting in Q4'19, in an effort to demonstrate more empathy for the people who use Twitter, we will largely discontinue the use of the word "user" in all of our external communications, including in our earnings reports and SEC filings. The underlying definitions for our metrics will not change.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, and statements regarding future disclosures as well as drivers for future financial and operating performance; Twitter’s expectations regarding its strategies, product, and business plans, including its strategic and investment priorities, areas of geographic growth, plans with respect to personalized ads, product initiatives, and product improvements, experiments, and bug fixes; strategies for improving the health of the platform, enhancing the conversation on the platform, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, and the impact thereof on its business; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations and strategies regarding revenue trends, including the drivers of such trends, seasonality, advertiser base spending, including DES spending and renewal cycles, and product mix, and Twitter’s expectations for headcount growth, capital expenditures, operating expenses including stock-based compensation expense, and trends in operating margin, application of its abuse rules, allocation of resources, market opportunity, and execution by its sales and operating teams. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's products and product features do not meet expectations or contain bugs; Twitter is unable to detect and remediate bugs in a timely manner; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this shareholder letter are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, adjusted diluted net income per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended September 30, 2019, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income as net income adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by GAAP diluted share count. Twitter defines adjusted EBITDA as net income adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income solely to exclude the benefit related to the establishment of deferred tax assets for corporate structuring for certain geographies in the nine months ended September 30, 2019, and related to the release of a deferred tax asset valuation allowance in the three and nine months ended September 30, 2018, and no other adjustments were made in the calculation of these measures. Adjusted net margin is calculated by dividing adjusted net income by GAAP revenue. Adjusted diluted net income per share is calculated by dividing adjusted net income by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted dilutive net income per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges that it excludes in non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share, or the effect of the one-time benefits related to the establishment of deferred tax assets or the release of deferred tax asset valuation allowance described above, which are non-operating benefits. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

Cherryl Valenzuela	Giovanna Falbo

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,869,444	$1,894,444
Short-term investments	3,946,940	4,314,957
Accounts receivable, net	684,186	788,700
Prepaid expenses and other current assets	123,881	112,935
Total current assets	6,624,451	7,111,036
Property and equipment, net	994,266	885,078
Operating lease right-of-use assets	663,423	—
Intangible assets, net	46,915	45,025
Goodwill	1,243,472	1,227,269
Deferred tax assets, net	1,896,340	808,459
Other assets	132,058	85,705
Total assets	$11,600,925	$10,162,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$150,785	$145,186
Accrued and other current liabilities	445,676	405,751
Convertible notes, short-term	—	897,328
Operating lease liabilities, short-term	132,219	—
Finance lease liabilities, short-term	33,947	68,046
Total current liabilities	762,627	1,516,311
Convertible notes, long-term	1,794,885	1,730,922
Operating lease liabilities, long-term	580,976	—
Finance lease liabilities, long-term	3,086	24,394
Deferred and other long-term tax liabilities, net	20,329	17,849
Other long-term liabilities	23,380	67,502
Total liabilities	3,185,283	3,356,978
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,638,734	8,324,974
Accumulated other comprehensive loss	(115,909)	(65,311)
Accumulated deficit	(107,187)	(1,454,073)
Total stockholders’ equity	8,415,642	6,805,594
Total liabilities and stockholders’ equity	$11,600,925	$10,162,572

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$823,717	$758,111	$2,451,988	$2,133,523
Costs and expenses
Cost of revenue	281,057	243,644	823,033	696,652
Research and development	178,553	150,764	484,041	412,684
Sales and marketing	226,204	193,496	672,252	559,587
General and administrative	93,758	78,339	259,173	218,183
Total costs and expenses	779,572	666,243	2,238,499	1,887,106
Income from operations	44,145	91,868	213,489	246,417
Interest expense	(36,226)	(38,336)	(111,803)	(95,333)
Interest income	40,348	36,067	123,776	74,208
Other income (expense), net	(504)	(2,341)	6,583	(8,285)
Income before income taxes	47,763	87,258	232,045	217,007
Provision (benefit) for income taxes	11,241	(701,921)	(1,114,841)	(733,286)
Net income	$36,522	$789,179	$1,346,886	$950,293
Net income per share:
Basic	$0.05	$1.04	$1.75	$1.26
Diluted	$0.05	$1.02	$1.72	$1.23
Weighted-average shares used to compute net income per share:
Basic	772,789	756,537	768,719	752,233
Diluted	790,523	776,002	784,443	771,511

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities
Net income	$36,522	$789,179	$1,346,886	$950,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	119,986	111,947	349,076	314,775
Stock-based compensation expense	98,623	91,606	276,729	244,341
Amortization of discount on convertible notes	30,464	30,878	93,251	74,909
Deferred income taxes	5,898	(706,081)	(1,138,293)	(748,366)
Impairment of investments in privately-held companies	—	—	1,550	3,000
Other adjustments	4,262	(2,779)	(13,841)	(5,838)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	26,695	(11,579)	93,932	35,389
Prepaid expenses and other assets	17,019	123,536	83,646	103,234
Accounts payable	(7,859)	(5,762)	(12,599)	(22,590)
Accrued and other liabilities	3,909	22,954	(54,152)	58,565
Net cash provided by operating activities	335,519	443,899	1,026,185	1,007,712
Cash flows from investing activities
Purchases of property and equipment	(170,252)	(120,372)	(389,073)	(409,913)
Proceeds from sales of property and equipment	1,233	3,671	4,290	8,127
Purchases of marketable securities	(948,761)	(2,063,444)	(3,940,682)	(4,054,312)
Proceeds from maturities and sales of marketable securities	1,492,950	1,154,449	4,325,187	2,792,558
Purchases of investments in privately-held companies	(50,750)	—	(51,163)	(2,175)
Business combinations, net of cash acquired	—	(1,068)	(20,302)	(33,572)
Other investing activities	(9,500)	—	2,281	—
Net cash provided by (used in) investing activities	314,920	(1,026,764)	(69,462)	(1,699,287)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	—	1,150,000
Purchases of convertible note hedges	—	—	—	(267,950)
Proceeds from issuance of warrants concurrent with note hedges	—	—	—	186,760
Debt issuance costs	—	(1,753)	—	(13,483)
Repayment of convertible notes	(935,000)	—	(935,000)	—
Taxes paid related to net share settlement of equity awards	(3,757)	(6,820)	(16,695)	(16,180)
Payments of finance lease obligations	(15,694)	(22,222)	(53,627)	(69,504)
Proceeds from exercise of stock options	244	154	753	3,251
Proceeds from issuances of common stock under employee stock purchase plan	—	—	25,209	16,337
Net cash provided by (used in) financing activities	(954,207)	(30,641)	(979,360)	989,231
Net increase (decrease) in cash, cash equivalents and restricted cash	(303,768)	(613,506)	(22,637)	297,656
Foreign exchange effect on cash, cash equivalents and restricted cash	(8,792)	(2,697)	(1,790)	(15,211)
Cash, cash equivalents and restricted cash at beginning of period	2,210,008	2,572,505	1,921,875	1,673,857
Cash, cash equivalents and restricted cash at end of period	$1,897,448	$1,956,302	$1,897,448	$1,956,302
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$—	$19,165
Equipment purchases under finance leases	$—	$—	$—	$16,086
Changes in accrued property and equipment purchases	$(50,932)	$(36,171)	$26,679	$(28,617)
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$1,869,444	$1,928,929	$1,869,444	$1,928,929
Restricted cash included in prepaid expenses and other current assets	1,869	1,690	1,869	1,690
Restricted cash included in other assets	26,135	25,683	26,135	25,683
Total cash, cash equivalents and restricted cash	$1,897,448	$1,956,302	$1,897,448	$1,956,302

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Non-GAAP net income and net income per share:
Net income	$36,522	$789,179	$1,346,886	$950,293
Exclude: Provision (benefit) for income taxes	11,241	(701,921)	(1,114,841)	(733,286)
Income before income taxes	47,763	87,258	232,045	217,007
Stock-based compensation expense	98,623	91,606	276,729	244,341
Amortization of acquired intangible assets	3,806	4,380	12,509	14,198
Non-cash interest expense related to convertible notes	30,464	30,878	93,251	74,909
Impairment (gain) on investments in privately-held companies	—	—	(8,611)	3,000
Restructuring charges	—	(18)	(217)	(1,266)
Non-GAAP income before income taxes	180,656	214,104	605,706	552,189
Non-GAAP provision (benefit) for income taxes(1)	43,820	51,386	(1,058,352)	132,526
Non-GAAP net income	$136,836	$162,718	$1,664,058	$419,663
GAAP diluted shares	790,523	776,002	784,443	771,511
Non-GAAP diluted net income per share	$0.17	$0.21	$2.12	$0.54
Adjusted EBITDA:
Net income	$36,522	$789,179	$1,346,886	$950,293
Stock-based compensation expense	98,623	91,606	276,729	244,341
Depreciation and amortization expense	119,986	111,947	349,076	314,775
Interest and other expense, net	(3,618)	4,610	(18,556)	29,410
Provision (benefit) for income taxes	11,241	(701,921)	(1,114,841)	(733,286)
Restructuring charges	—	(18)	(217)	(1,266)
Adjusted EBITDA	$262,754	$295,403	$839,077	$804,267
Stock-based compensation expense by function:
Cost of revenue	$5,757	$4,247	$16,778	$12,384
Research and development	53,009	53,195	149,499	140,210
Sales and marketing	23,755	19,634	64,022	52,681
General and administrative	16,102	14,530	46,430	39,066
Total stock-based compensation expense	$98,623	$91,606	$276,729	$244,341
Amortization of acquired intangible assets by function:
Cost of revenue	$3,806	$3,915	$11,889	$12,803
Sales and marketing	—	465	620	1,395
Total amortization of acquired intangible assets	$3,806	$4,380	$12,509	$14,198
Restructuring charges by function:
Cost of revenue	$—	$(1)	$(13)	$(78)
Research and development	—	(6)	(73)	(425)
Sales and marketing	—	(7)	(87)	(514)
General and administrative	—	(4)	(44)	(249)
Total restructuring charges	$—	$(18)	$(217)	$(1,266)
Non-GAAP costs and expenses:
Total costs and expenses	$779,572	$666,243	$2,238,499	$1,887,106
Less: stock-based compensation expense	(98,623)	(91,606)	(276,729)	(244,341)
Less: amortization of acquired intangible assets	(3,806)	(4,380)	(12,509)	(14,198)
Less: restructuring charges	—	18	217	1,266
Total non-GAAP costs and expenses	$677,143	$570,275	$1,949,478	$1,629,833
Adjusted free cash flow:
Net cash provided by operating activities	$335,519	$443,899	$1,026,185	$1,007,712
Less: purchases of property and equipment	(170,252)	(120,372)	(389,073)	(409,913)
Plus: proceeds from sales of property and equipment	1,233	3,671	4,290	8,127
Less: equipment purchases under finance leases	—	—	—	(16,086)
Adjusted free cash flow	$166,500	$327,198	$641,402	$589,840
Adjusted net income and adjusted diluted net income per share:
Net income	$36,522	$789,179	$1,346,886	$950,293
Exclude: benefit from deferred tax assets (2)	—	(683,606)	(1,206,880)	(725,294)
Adjusted net income	$36,522	$105,573	$140,006	$224,999
GAAP diluted shares	790,523	776,002	$784,443	771,511
Adjusted diluted net income per share	$0.05	$0.14	$0.18	$0.29

(1) The non-GAAP benefit from income taxes for the nine months ended September 30, 2019 includes a benefit of $1.21 billion from the establishment of deferred tax assets from intra-entity transfers of intangible assets.

(2) The benefit from deferred tax asset in the nine months ended September 30, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets. The benefit from deferred tax asset in the three and nine months ended September 30, 2018 is primarily due to net tax benefits primarily driven by the release of deferred tax assets valuation allowance for the United States and Brazil.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect:
Revenue(1)	$824	$758	$2,452	$2,134
Foreign exchange effect on 2019 revenue using 2018 rates	1		27
Revenue excluding foreign exchange effect	$825		$2,479
Revenue year-over-year change percent	9%		15%
Revenue excluding foreign exchange effect year-over-year change percent	9%		16%

Advertising revenue	$702	$650	$2,109	$1,826
Foreign exchange effect on 2019 advertising revenue using 2018 rates	1		27
Advertising revenue excluding foreign exchange effect	$703		$2,136
Advertising revenue year-over-year change percent	8%		15%
Advertising revenue excluding foreign exchange effect year-over-year change percent	8%		17%

Data licensing and other revenue	$121	$108	$343	$307
Foreign exchange effect on 2019 data licensing and other revenue using 2018 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$121		$343
Data licensing and other revenue year-over-year change percent	12%		12%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	12%		12%

International revenue	$358	$335	$1,099	$997
Foreign exchange effect on 2019 international revenue using 2018 rates	1		27
International revenue excluding foreign exchange effect	$359		$1,126
International revenue year-over-year change percent	7%		10%
International revenue excluding foreign exchange effect year-over-year change percent	8%		13%

International advertising revenue	$318	$302	$983	$898
Foreign exchange effect on 2019 international advertising revenue using 2018 rates	1		27
International advertising revenue excluding foreign exchange effect	$319		$1,010
International advertising revenue year-over-year change percent	5%		9%
International advertising revenue excluding foreign exchange effect year-over-year change percent	6%		12%

(1) Note the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in the three months ended September 30, 2019 and the nine months ended September 30, 2018 above due to rounding.